Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
Rimini Street, Inc.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated
Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☐	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)
Articles I, II, have been restated
Articles III, IV, V, VI, VII, have been amended and restated

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

*  This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles Revised: 8-31-11

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RIMINI STREET, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

FIRST: The name of the corporation is Rimini Street, Inc. (the “Corporation”).

SECOND: The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on September 8, 2005, as amended and restated on July 7, 2006, October 23, 2006, June 15, 2007, November 19, 2007, December 19, 2007, June 19, 2009 and August 1, 2012.

THIRD: The name and address of the original incorporator is as follows:

Name	Address
Seth A. Ravin	7251 West Lake Mead, Blvd., Suite 300, Las Vegas, Nevada 89128

FOURTH: The board of directors of the Corporation at a meeting duly convened and held on the 31st day of October, 2013, adopted a resolution to amend and restate the Amended and Restated Articles of Incorporation of the Corporation as set forth below (these “Restated Articles”).

FIFTH: As of November 1, 2013, upon the recommendation of the board of directors, the amendment and restatement of the Amended and Restated Articles of Incorporation of the Corporation as set forth below was approved and adopted by the stockholders of the Corporation holding (i) a majority of the voting power of the outstanding shares of the Corporation’s capital stock, (ii) a majority of the voting power of the outstanding shares of the Corporation’s Series A Preferred Stock, and (iii) a majority of the voting power of the outstanding shares of the Corporation’s Series B Preferred Stock, which is sufficient for approval thereof.

SIXTH: The Amended and Restated Articles of Incorporation are hereby restated as follows:

ARTICLE I

The name of the corporation is Rimini Street, Inc. (the “Corporation”).

ARTICLE II

The name and address of the Corporation’s registered agent is The Corporation Trust Company of Nevada, 311 S. Division St., Carson City, Nevada 89703.

ARTICLE III

A. Classes of Stock.

The Corporation is authorized to issue shares of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Common Stock,” and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is 1,236,045,460 shares, consisting of: 500,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 192,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), 500,000,000 shares of Common Stock, par value $0.001 per share, and 44,045,460 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of which 5,499,900 shares are designated as “Series A Preferred Stock,” par value $0.001 per share, and 38,545,560 shares are designated as “Series B Preferred Stock,” par value $0.001 per share.

Immediately upon the acceptance of these Restated Articles for filing by the Secretary of State of the State of Nevada (the “Effective Time”), each share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof.

B. Rights of Preferred Stock.

The following is a statement of the designations and the rights, preferences, privileges and powers of, and restrictions provided for the benefit of the Preferred Stock of the Corporation. Capitalized terms not otherwise defined herein shall have the meanings set forth in ARTICLE IV below.

1. Dividends.

(a) Preferred Stock and Common Stock. In any calendar year, the holders of outstanding shares of Preferred Stock and Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor. Sixty-six and two-thirds percent (66 2/3%) of such dividend shall be allocated to the Preferred Stock (with such dividends allocated pro rata among each series of Preferred Stock on an as-converted to Common Stock basis) and thirty-three and one-third percent (33 1/3%) shall be allocated to the Common Stock until declared dividends to the Preferred Stock equal the applicable Dividend Rate for such Preferred Stock; thereafter any dividend will be paid on a pari passu basis on all shares of Common Stock and Preferred Stock (with the Preferred Stock participation calculated on an as-converted to Common Stock basis). The right to receive dividends on shares of Preferred Stock or Common Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock or Common Stock by reason of the fact that dividends on said shares are not declared or paid. Notwithstanding the foregoing, the Corporation may not declare any dividends unless at the time of any such dividend:

(i) such dividend would be paid out of the Corporation’s operating profits as reflected in the Corporation’s financial statements prepared in a manner consistent with those delivered by the Corporation to the holders of Corporation’s Preferred Stock pursuant to contractual information delivery obligations (the “Financials”);

(ii) based on the Financials, the Corporation would have cash and cash equivalents representing at least six (6) months of gross operating expenses and capital expenses (as set forth in the Board-approved budget or otherwise determined in good faith by the Board) after giving effect to such dividend;

(iii) the Financials as of such date and the Board-approved budget reflect a net profit in the most recently completed fiscal quarter prior to when such dividend is declared; and

(iv) all debts and other obligations of the Corporation are then current and being paid in the ordinary course of business.

(b) Non-Cash Distributions. Whenever a Distribution provided for in this Section 1 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including any event described in Section 2(d) below), the holders of the Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted basis. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 2(a) above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate until, with respect to holders of each series of Preferred Stock, such holders shall have received the applicable Participating Cap (as defined below) and thereafter, if assets remain legally available for distribution, the holders of Common Stock shall receive all of such remaining proceeds pro rata based on the number of shares of Common Stock held by them. For purposes of these Restated Articles, “Participating Cap” shall mean an amount equal to the sum of (x) four (4) times the applicable Original Issue Price for shares of Preferred Stock plus (y) any declared but unpaid dividends for such Preferred Stock, which amount shall include all amounts paid pursuant to Section 2(a) above and this Section 2(b).

(c) Treatment of Preferred Stock in a Distribution. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to any Distribution (including multiple Distributions in connection with the same liquidation, dissolution or winding up, such as in the case of an earn-out provision), each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such Distribution(s) if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Reorganization. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the

Corporation shall be valued as follows (unless otherwise provided in the definitive agreement related to such actual or deemed liquidation, dissolution or winding up):

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes (unless otherwise provided in the definitive agreement related to such merger or other acquisition).

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Class B Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Class B Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 3, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Class A Common Stock at a per share price to the public of not less than two (2) times the Series B Preferred Original Issue Price (subject to adjustment from time to time for Recapitalizations occurring after the Effective Time) and for a total offering of not less than $50 million (before deduction of underwriters commissions and expenses) (a “Qualified IPO”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class B Common Stock as determined by the

Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Class B Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class B Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Class B Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Class B Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 3(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 3(d)(iii), deemed to be issued) by the Corporation after the Effective Time, other than issuances or deemed issuances of:

(A) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(B) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Effective Time;

(C) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 3(e), 3(f), and 3(g) hereof;

(D) shares of Common Stock issued in a Qualified IPO pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(E) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the Preferred Director;

(F) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including the Preferred Director, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation;

(G) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the Preferred Director, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation; and

(H) shares of Common Stock issued upon conversion of the Preferred Stock.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless such issuance is after the Effective Time and the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the Effective Time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(A) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 3(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 3(e), 3(f), and 3(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) no readjustment pursuant to paragraph (B) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange;

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(3) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 3(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 3(d)(iii) after the Effective Time) and without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this paragraph 3(d)(iv), all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this paragraph 3(d)(v), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or placement fees in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(vi) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 3(d)(iii) shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event that at any time after the Effective Time the outstanding shares of Class B Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Class B Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that at any time after the Effective Time the outstanding shares of Class B Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Class B Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event that at any time after the Effective Time the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that at any time after the Effective Time the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 2 above, if at any time after the Effective Time the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Class B Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time after the Effective Time:

(i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 2(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

(k) The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred

Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

5. Notices. Any notice required by the provisions of this ARTICLE III to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

6. Redemption.

(a) In the event the Corporation declares and pays dividends in an aggregate amount in excess of $20,000,000 following June 19, 2009, for a twelve (12) month period thereafter, the holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the right to deliver a notice of election of redemption to the Corporation. Within one hundred eighty (180) days of the Corporation’s receipt of such notice, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred Stock which have not been converted into Class B Common Stock pursuant to Section 3 (the date on which such shares are redeemed, the “Redemption Date”). The Corporation shall redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the Original Issue Price for such Series B Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Redemption Price”). If the funds legally available for redemption of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Redemption Price, subject to Section 6(d) below, the Corporation shall effect such redemption pro rata among the holders of the Series B Preferred Stock so that each holder of Series B Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series B Preferred Stock held by such holder, and the denominator of which is the number of shares of Series B Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series B Preferred Stock.

(b) Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

(c) At least fifteen (15), but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the Redemption Date, unless there shall have been a default (including a partial payment pursuant to the provisions of Section 6(a) above) in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date at the Redemption Price, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock such funds will immediately be used to redeem on a pro rata basis the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date, but which it has not redeemed.

7. Protective Provisions.

(a) In addition to any other rights provided by law, as long as at least 3,750,000 shares of Series B Preferred Stock shall be issued and outstanding (subject to adjustments from time to time for Recapitalizations occurring after the Effective Time), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of (i) the Board of Directors and (ii) the holders of more than fifty percent (50%) of the outstanding shares of the Series B Preferred Stock (including in each case set forth below, by merger, consolidation or otherwise):

(i) authorize, or create by reclassification or otherwise any capital stock or securities convertible into stock senior to (or pari passu to) the Series B Preferred Stock with respect to any right, preference or privilege;

(ii) increase or decrease the number of authorized shares of any existing class of capital stock of the Corporation (other than increase the authorized Common Stock to the extent required to allow the conversion or exercise of all outstanding convertible securities pursuant to the terms hereof);

(iii) amend, alter or repeal any provision of these Amended and Restated Articles of Incorporation or Bylaws of the Corporation if such action would materially adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock;

(iv) increase or decrease the size of the Board of Directors; or

(v) authorize any purchase, repurchase, or redemption of Preferred Stock or Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon termination of service at no greater than cost).

(b) In addition to any other rights provided by law, as long as at least 549,990 shares of Series A Preferred Stock issued and outstanding as of the Effective Time shall be issued and outstanding (subject to adjustments from time to time for Recapitalizations occurring after the Effective Time), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of (i) the Board of Directors and (ii) the holders of more than fifty percent (50%) of the outstanding shares of the Series A Preferred Stock (including in each case set forth below, by merger, consolidation or otherwise):

(i) amend, alter or repeal any provision of these Amended and Restated Articles of Incorporation or Bylaws of the Corporation (including pursuant to a merger) if such action would materially adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; or

(ii) increase or decrease the size of the Board of Directors.

C. Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1. Voting Rights.

(a) General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, subject to the terms of ARTICLE III, Section B.7, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 78.2055 of the Nevada Revised Statutes.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled fifteen (15) votes for each such share.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends. Subject to the preferential rights of any holders of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend or distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a dividend is paid in the form of Class A Common Stock, Class B Common Stock or Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).

(b) Liquidation Rights. Subject to the preferential liquidation or other rights of any holders of Preferred Stock, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution of any of the assets of the Corporation to the holders of the Common Stock upon any liquidation, dissolution or winding up of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common

Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(d) Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3. Final Conversion of Class A Common Stock and Class B Common Stock. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall convert into one (1) share of Class A Common Stock, and each one (1) issued share of Class A Common Stock shall then automatically, without any further action, convert into one (1) share of Common Stock. Following such conversion, the reissuance of all shares of Class A Common Stock and Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled, and upon such retirement and cancellation, all references to the Class A Common Stock and Class B Common Stock in these Restated Articles shall be eliminated.

4. Voluntary and Automatic Conversion of Class B Common Stock.

(a) Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Automatic Conversion. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the earliest of:

(i) the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Common Stock, voting as a single class;

(ii) a Transfer of such share, other than a Transfer:

(A) from a Founder (or such Founder’s Permitted Transferee) to the other Founder (or such Founder’s Permitted Transferee); provided, however, that the shares of Class B Common Stock subject to such Transfer shall be subject to conversion pursuant to the provisions of ARTICLE III, Section C.4(d) in the event of a Founder’s death or Incapacity.

(B) by a Class B Stockholder (or a Class B Stockholder’s Permitted Transferee) to a Class B Stockholder (or such Class B Stockholder’s Permitted Transferee); provided, however, that the shares of Class B Common Stock subject to such Transfer shall be subject to conversion pursuant to the provisions of ARTICLE III, Section C.4(c) in the event of a Class B Stockholder’s death or Incapacity.

(C) by a Class B Stockholder, for tax or estate planning purposes, to any of the persons or entities listed in clauses (1) through (4) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(1) any trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(4) a corporation, partnership or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient

Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares, partnership interests or membership interests, as applicable of Class B Common Stock held by such corporation, partnership or limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares, partnership interests or membership interests, as applicable, of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation, partnership or limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) the date specified in a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided that no such automatic conversion pursuant to this subsection (iii) shall occur in the case of a Class B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date.

(c) Conversion Upon Death or Incapacity of a Class B Stockholder. Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person other than a Founder, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.

(d) Conversion Upon Death or Incapacity of the Founders.

(i) If a Founder, or such Founder’s Permitted Transferee (in either case, referred to herein as the “Transferring Founder”), Transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock held of record by such Founder to the other Founder, or such Founder’s Permitted Transferees (in either case, referred to herein as the “Transferee Founder”), which Transfer of Voting Control is contingent or effective upon the death or Incapacity of the Transferring Founder, then each share of Class B Common Stock that is the subject of such Transfer shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date on which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, however, that in the event of the death or Incapacity of the Transferee Founder following the death of the Transferring Founder, then a Designated Proxy Holder selected by the Transferee Founder may exercise Voting Control over: (A) the Transferring Founders’ shares of Class B Common Stock until each such share of Class B Common Stock automatically converts into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (x) nine (9) months after the date upon which the Transferee Founder died, or (y) the date upon which such Designated Proxy Holder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (B) the Transferee Founders’ shares of Class B Common Stock until each such share of Class B Common Stock automatically converts into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (x) nine (9) months after the date upon which the Transferee Founder died, or (y) the date upon which such Designated Proxy Holder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(ii) In the event of the simultaneous death or Incapacity of both of the Founders, a Designated Proxy Holder may exercise Voting Control over the shares of Class B Common Stock held of record by such Founders until each such share of Class B Common Stock automatically converts into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (A) nine (9) months after the date upon which both Founders died, or (B) the date upon which such Designated Proxy Holder ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(e) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Board of Directors of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(f) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section C.4 and upon the conversion of any then-outstanding Class A Common Stock and Class B Common Stock into Common Stock upon the Final Conversion Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Final Conversion Date (in the case of the conversion of Class A Common Stock and Class B Common Stock into Common Stock). Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Upon conversion of Class A Common Stock or Class B Common Stock into Common Stock on the Final Conversion Date, all rights of holders of shares of Class A Common Stock and Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section C.4 shall be retired and may not be reissued.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. The Corporation shall further at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Class A Common Stock and Class B Common Stock into Common Stock upon the Final Conversion Date or otherwise in accordance herewith, such number of shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class A Common Stock.

D. Rights of Common Stock Following the Final Conversion Date. Except as otherwise provided herein or required by law, each holder of Common Stock shall be entitled to one (1) vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares. No shares of Common Stock shall be issued prior to the Final Conversion Date, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, Class A Common Stock and Class B Common Stock, each voting separately as a class, in which event the holders of shares of Common Stock shall have rights equivalent to those provided to the holders of Class A Common Stock.

E. No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with ARTICLE III, Sections B.1 and C.2(a), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class A Common Stock or Class B Common Stock.

ARTICLE IV

The following terms, where capitalized in these Restated Articles, shall have the meanings ascribed to them in this ARTICLE IV:

“Change of Control Transaction” means the occurrence of any of the following events: (i) the sale, lease, exchange, encumbrance or other disposition (other than licenses in the ordinary course of business, and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; (ii) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation that would result in the Class B Common Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation; or (iii) the issuance by the Corporation of securities that, after giving effect to such issuance or, in the case of options, warrants and other convertible or exchangeable securities, after giving effect to the exercise, conversion or exchange of such securities, would result in the Class B Common Stock converting into Class A Common Stock under Section C.3 of these Restated Articles.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

“Compensatory Plan” means any plan, contract, or arrangement which provides for the sale, grant, or other issuance of equity securities of the Corporation to any employee, director, or consultant of the Corporation or any direct or indirect subsidiary of the Corporation.

“Common Stock” means the Class A Common Stock or Class B Common Stock of the Corporation, as applicable; provided, however, that following the automatic conversion of all Class B Common Stock and Class A Common Stock upon the Final Conversion Date pursuant to ARTICLE III, Section C.4, “Common Stock” shall mean the Common Stock of the Corporation.

“Conversion Price” means $0.10 per share for the Series A Preferred Stock and $0.2594 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations occurring after the Effective Time and as otherwise set forth elsewhere herein).

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Designated Proxy Holder” means, with respect to a Founder, (i) a person designated by such Founder to act as such Founder’s proxy and attorney-in-fact with respect to Voting Control of the Corporation’s Class B Common Stock and approved by the Board of Directors, such approval not to be unreasonably withheld; (ii) a trust designated by such Founder to act as such Founder’s proxy and attorney-in-fact with respect to Voting Control of the Corporation’s Class B Common Stock and approved by the Board of Directors, such approval not to be unreasonably withheld; or (iii) if there is no such designee, the members of the Board of Directors acting by majority vote.

“Distribution” means the transfer of cash or other property whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

“Dividend Rate” means an annual rate of $0.008 per share for the Series A Preferred Stock and $0.02075 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations occurring after the Effective Time).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date that is ninety (90) days following the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

“Founder” or “Founders” means Seth A. Ravin and Thomas C. Shay.

“Incapacity” means, for a holder of Class B Common Stock, incapacity such that such holder is incapable of managing his financial affairs under the criteria set forth in the Nevada Revised Statutes Section 162A.070 and that would reasonably be expected to result in death or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a holder of Class B Common Stock has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Liquidation Preference” means $0.10 per share for the Series A Preferred Stock and $0.2594 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations occurring after the Effective Time).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Price” means $0.10 per share for the Series A Preferred Stock and $0.2594 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations occurring after the Effective Time).

“Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Rights” means any option, warrant, conversion right, including the rights of the Preferred Stock to convert into Class B Common Stock or Class A Common Stock, as applicable, or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (A) the grant of a proxy or Voting Control by a Founder to a Designated Proxyholder, subject to the provisions of ARTICLE III, Section C.4(d); (B) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board; (C) the encumbrance, hypothecation, pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; and (D) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of Directors. So long as at least 3,750,000 shares (subject to adjustments from time to time for Recapitalizations occurring after the Effective Time) of Preferred Stock remain outstanding, the holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) member (the “Preferred Director”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Class B Common Stock shall be entitled to elect two (2) members (the “Common Designees”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The Corporation shall also have two (2) independent directors, one of whom shall be nominated by the Common Director chosen by the Founders and approved by a majority of the holders of Preferred Stock, and the other of whom shall be nominated by the Preferred Director and approved by the holders of a majority of the Class B Common Stock. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Class A Common Stock, Class B Common Stock and Preferred Stock (determined on an as-converted basis), voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

B. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

C. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by these Restated Articles or the Bylaws of the Corporation, the Board of

Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

D. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Nevada Revised Statutes, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

A. Director Exculpation. To the fullest extent permitted by the Nevada Revised Statutes, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to this Corporation, its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer except as set forth in Section 78.138(7) or Section 78.300 of the Nevada Revised Statutes. Any repeal, amendment or modification of this Article VIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal, amendment or modification.

B. Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

C. Vested Rights. Neither any amendment nor repeal of this ARTICLE VI, nor the adoption of any provision of these Restated Articles inconsistent with this ARTICLE VI, shall eliminate or reduce the effect of this ARTICLE VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes.

ARTICLE VIII

If any provision of these Restated Articles becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Restated Articles, and the court will replace such illegal, void or unenforceable provision of these Restated Articles with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of these Restated Articles shall be enforceable in accordance with its terms.

Except as provided in ARTICLE III, Section B.7 and ARTICLE VI above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Restated Articles or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by these Restated Articles, (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/5%) of the voting power of the outstanding shares of stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision of these Restated Articles inconsistent with, ARTICLE V, ARTICLE VI, Sections B-D, or this ARTICLE VIII; (ii) the affirmative vote of a majority of the outstanding shares of Class A Common Stock, voting separately as a single class, shall be required to amend or repeal, or adopt any provision of ARTICLE III, Section C, ARTICLE IV or this clause (ii) of ARTICLE VIII of these Restated Articles that would materially adversely alter the rights, preferences, privileges or powers of, or provided for the benefit of, the Class A Common Stock; and (iii) the affirmative vote of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal, or adopt any provision of ARTICLE III, Section C, ARTICLE IV or this clause (iii) of ARTICLE VIII of these Restated Articles that would materially adversely alter the rights, preferences, privileges or powers of, or provided for the benefit of, the Class B Common Stock.

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In Witness Whereof, these Restated Articles have been executed by Seth A. Ravin, as Chief Executive Officer and Thomas C. Shay, as Secretary, of Rimini Street, Inc. on this 1 day of November, 2013.

/s/ Seth A. Ravin
Seth A. Ravin, Chief Executive Officer

/s/ Thomas C. Shay
Thomas C. Shay, Secretary